Exhibit 99.1

COMPLETION OF ACQUISITION

JOINT NEWS RELEASE

H. Patrick Dee	Christopher C. Spencer
Chief Operating Officer of First State	Chief Financial Officer of First State
(505) 241-7102	(505) 241-7154

William A. Mitchell, Jr.	Alice M. Voss
President and Chairman of Front Range	Chief Financial Officer of Front Range
(303) 926-0300	(303) 926-0300

Albuquerque, NM—March 1, 2007—First State Bancorporation (“First State”) (NASDAQ:FSNM) parent company of First Community Bank, and Front Range Capital Corporation (“Front Range”) parent company of Heritage Bank (“Heritage”), announced today that First State has completed its acquisition of Front Range.

First State acquired Front Range Capital Corporation (“Front Range”) and its subsidiary, Heritage Bank, for $72 million in cash (the “Merger Agreement”). Under the terms of the Merger Agreement, each issued and outstanding share of Front Range common stock, the 1987 voting preferred stock and the 1988 non-voting preferred stock was converted into the right to receive $35.904 (rounded to the nearest full cent) per share in cash, and each issued and outstanding share of Front Range 2000 non-voting preferred stock was converted into the right to receive $1,000 per share in cash.

Concurrently with the merger of First State and Front Range, First Community Bank, a New Mexico state chartered bank and a wholly owned subsidiary of First State, and Heritage merged with First Community Bank surviving.

“The completion of our acquisition of Front Range will allow us to grow our franchise along Colorado’s front range,” commented President and Chief Executive Officer Michael R. Stanford. “Our management team is focused on ensuring a smooth integration over the next several months for our new customers and employees,” continued Stanford.

William A. Mitchell, Jr., President and Chairman of Front Range, stated, “We are pleased the acquisition by First State is complete and feel that we have provided our customers and employees the opportunity to work with a great organization going forward which is dedicated to its customers and employees and the communities that it serves.”

The completion of this acquisition increases the number of branches in the First State system to 61, giving it a comprehensive branch systems presence in New Mexico, Colorado, Utah, and Arizona. This acquisition adds approximately $450 million in assets and thirteen branches to First State’s franchise in the Denver-Boulder-Longmont triangle along Colorado’s front range. The newly acquired locations in Broomfield, Boulder, Denver, Erie, Firestone, Lafayette, Longmont, and Louisville, Colorado will operate under the First Community Bank name.

ABOUT FIRST STATE

First State is a New Mexico-based bank holding company. First State provides commercial banking services to businesses through its subsidiary bank, First Community Bank, formerly First State Bank N.M. (“First Community Bank” or “Bank”). Prior to the acquisition, First State operated 48 branch offices, including 37 in New Mexico (three offices in Taos, thirteen offices in Albuquerque, four offices in Santa Fe, two offices each in Rio Rancho, Clovis, Belen, Las Cruces, and Los Lunas, and one office each in Bernalillo, Pojoaque, Placitas, Moriarty, Gallup, Grants, and Portales), seven in Colorado (two offices in Colorado Springs and one office each in Denver, Fort Collins, Lakewood, Littleton, and Longmont), two in Arizona (Phoenix and Sun City), and two in Utah (Midvale and Salt Lake City). On March 1, 2007 First State stock closed at $22.28 per share.

“SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

A number of the matters discussed in this document that are not historical or current facts deal with potential future circumstances and developments, in particular, information regarding the acquisition of Front Range. The discussion of such matters is qualified by the inherent risks and uncertainties surrounding future expectations generally and also may materially differ from actual future experience involving any one or more of such matters. Such risks and uncertainties include the risks that have been described from time to time in First State’s reports filed with the Securities and Exchange Commission, including the company’s annual report on Form 10-K for the year ended December 31, 2006. This document speaks only as of its date, and each of First State and Front Range disclaims any duty to update the information herein.

Certain statements in this news release are forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”). The discussions may include forward-looking statements. Forward-looking statements can be identified by the use of forward-looking words such as “believe,” “expect,” “may,” “will,” “should,” “seek,” “approximately,” “intend,” “plan,” “estimate,” or “anticipate” or the negative of those words or other comparable terminology. Forward-looking statements involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those in the forward-looking statement. Some factors include changes in interest rates, local business conditions, government regulations, loss of key personnel or inability to hire suitable personnel, the integration of Front Range into our business, faster or slower than anticipated growth, economic conditions, our competitors’ responses to our marketing strategy or new competitive conditions, and competition in the geographic and business areas in which we conduct our operations. Other factors are described in First State’s filings with the Securities and Exchange Commission. First State is under no obligations to update any forward-looking statements.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

First State’s news releases and filings with the Securities and Exchange Commission are available through the Investor Relations section of First State’s website at www.fcbnm.com. Investors and security holders may also obtain these documents free of charge at the SEC’s website at www.sec.gov.

########